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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

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       Date of Report (date of earliest event reported): February 18, 1999


                                  I-STORM, INC.
                    (Formerly Digital Power Holding Company)

             (Exact name of registrant as specified in its charter)

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                    NEVADA                               2-93477-D                         87-0410127
(State or other jurisdiction of incorporation)    (Commission File Number)    (I.R.S. Employer Identification No.)
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                                480 COWPER STREET
                           PALO ALTO, CALIFORNIA 94301
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (650) 463-4388



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ITEM 5.  OTHER EVENTS.

PRIVATE PLACEMENT OFFERING OF SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

         The Company has recently raised a total of $4,996,439 in gross proceeds from a private placement offering of Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock"), made pursuant to Section 506 of Regulation D, at a price per share of $12.25. The offering of such Series B Preferred Stock ("the Offering") commenced on December 11, 1998 and concluded on February 18, 1999. A total of 407,900 Shares of Series B Preferred Stock were offered and sold through Weatherly Securities Corp. ("Weatherly"), a placement agent which received a 10% placement fee and a 3% non-accountable expenses allowance, or 13% of the gross proceeds of the sale of such Series B Preferred Stock Offering, less certain expenses, for a total of $599,512. Weatherly also received as compensation for the Offering 1,000,000 shares of Common Stock of the Company and Warrants to purchase 40,790 shares of Series B Preferred Stock. After deducting the placement agent's fees and expenses, a total of $4,396,927 in proceeds was received by the Company from the Offering. The majority of such proceeds was used to fully retire its outstanding bridge loans, which had been incurred both pre- and post-bankruptcy; to almost fully retire its loans under a factoring agreement, and to pay down many of its outstanding expenses and professional fees. The balance of the proceeds is being used for the development of I-Storm CyberStores and for general working capital purposes.

         The Series B Preferred Stock has a par value of $0.01 per share. Each share is entitled to cumulative annual dividends, when and as declared by the Board of Directors, at an annual rate of nine percent (9%) each year, in quarterly installments of $0.28 on February 15, May 15 August 15 and November 15 of each year, payable at the option of the Company either in shares of Series B Preferred Stock or in cash. The right of the Series B Preferred Stock to payment of either cash or common stock dividends is subordinate to the right to cash or stock dividend payments of Series A Preferred Stock. The shares of Series B Preferred Stock are convertible into Common stock at any time following the closing of the Offering, at the option of the holder, into such number of shares of the Company's Common Stock as shall equal $12.25 divided by the lower of $3.50 (the "Conversion Price"), or should the closing bid price for any five consecutive trading days during the period commencing 11 months after the Final Closing of the Offering and ending one month thereafter be less than $3.50, the Conversion Price shall be readjusted to that price, provided, however, that in no event shall the Conversion Price be reduced below $2.80. The number of shares of Common Stock to be issued upon conversion shall also be subject to certain antidilution provisions. Each Share may be converted into Common Stock at the Conversion Price at the option of the Company, at any time after four years from the Final Closing of the Offering, upon the payment to the holder of any unpaid accumulated dividends, in cash or Common Stock, at the option of the Company. The Common Stock exercisable upon conversion of the Shares shall have piggy-back registration rights effective from the Final Closing of this Offering and shall have demand registration rights effective from the Final Closing until 12 months thereafter.


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EXECUTIVE COMPENSATION

         The Board of Directors has appointed Robert L. Tomz as Acting Vice President of Finance and Acting Chief Financial Officer of the Company. Mr. Tomz has entered into a consulting arrangement with the Company whereby he will receive monthly compensation of $8,000 a month for a period of twelve months commencing from January 11, 1999. He will also receive warrants to purchase 168,000 shares of Common Stock, exercisable at $2.00 per share, and such warrants shall vest at a rate of 14,000 warrants per month for a period of twelve months, commencing January 11, 1999.

         During 1998, Mr. Tomz was a Director, Vice President Finance and Chief Financial Officer of Global Water Technologies, Inc., a public company in Golden, CO. From 1992 through 1997, he was the Vice President Finance and Chief Financial Officer of Ketema, Inc., Denver, CO, a $200 million publicly held and diversified manufacturing company which was taken private in a leveraged buyout in December 1994. Prior experience includes 7 years with Arthur Andersen & Co. (Chicago, IL), 2 years with the venture capital firm of Heizer Corporation (Chicago, IL), and 13 years with The Williams Companies and The Penn Central Corporation (Tulsa, OK and San Antonio, TX) in various CFO and COO roles with the last assignment being President of Gulf Energy Development Corporation, a $160 million natural gas pipeline and processing company. Mr. Tomz received a B.S. degree in accounting from Marquette University, Milwaukee, WI in 1965. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Financial Executives Institute.

THE BUSINESS OF I-STORM, INC.

         I-Storm, Inc.'s strategy is to build and operate some of the world's most powerful e-commerce store fronts, partnering with Fortune 500 companies. I-Storm's online stores will couple the latest in Internet technology with a deep understanding of marketing, merchandising and customer experience to create new and profitable channels of distribution for I-Storm partners. By leveraging its partner's existing brand, fulfillment, service and support structures, I-Storm will focus on its core competencies of storefront construction and online selling, while the partners stay focused on their existing businesses and traditional markets. With a dedicated staff committed to ensuring their success in the online channel, I-Storm expects to create significant value for its partners, allowing them to share in new profit streams without the risks and technical complexity normally associated with this new channel.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 18, 1999             By:    /s/ Calbert Lai
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                                           Calbert Lai, President




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